Exhibit 10.2
TERMINATION OF
SPLIT DOLLAR LIFE INSURANCE AGREEMENT
          THIS AGREEMENT (the “Agreement”) dated this 12th day of April, 2006 (the “Effective Date”) by and among PARKER DRILLING COMPANY (the “Company”), ROBERT L. PARKER (the “Employee”) and ROBERT L. PARKER, SR. AND CATHERINE M. PARKER FAMILY TRUST UNDER INDENTURE DATED THE 23RD DAY OF JULY, 1993 (the “Trust”).
          WHEREAS, the Company, Employee and Trust entered into a certain Split Dollar Life Insurance Agreement dated the 21st day of February, 1995 and a certain Amendment to and Restatement of Split Dollar Life Insurance Agreement on the 19th day of April, 2000 (collectively, the “Split Dollar Agreement”);
          WHEREAS, the Company has, pursuant to the Split Dollar Agreement, advanced funds to the Trust and the Trust has used such funds to pay life insurance premiums on certain insurance policies owned by the Trust; and
          WHEREAS, the Company, Employee and Trust desire to terminate the Split Dollar Agreement and cause the Trust to repay the amounts owed by it to the Company and settle any and all claims the parties may have against one another with respect to the Split Dollar Agreement.
          NOW, THEREFORE, the Company, Employee and Trust, in consideration of the mutual promises and agreements set forth herein, the sufficiency of which is hereby acknowledged by all of the parties hereto, agree as follows:
1.	Termination of Split Dollar Agreement. Upon execution hereof and the payment to be made by the Trust to the Company set forth herein, the Split Dollar Agreement shall terminate.

2.	Payment by Trust. In consideration of the termination provided for herein, the Trust agrees to pay the Company the total sum of Two Million Four Hundred Fifty Two Thousand Seven Hundred Seventy Four and 74/100 Dollars ($2,452,774.74), such payment to be made by the payment of (i) One Million Eight Hundred Twenty One Thousand Six Hundred and No/100 Dollars ($1,821,600.00) upon execution of this Agreement and (ii) Six Hundred Thirty One Thousand One Hundred Seventy Four and 74/100 Dollars ($631,174.74) on or before April 14, 2006. Payments shall be made by delivery of a Cashier’s Check or by wire transfer to such account specified by the Company, in writing, to the Trust.

3.	Release of Collateral Assignment. Upon the second payment by the Trust on or before April 14, 2006, as set forth in paragraph 2(ii) above, the Company agrees to release its collateral assignment of any and all insurance policies owned by the

Trust and execute such documentation reasonably requested by the Trust to evidence such release. By accepting the payment to be made hereunder and by its release of its collateral assignment, the Company acknowledges that no further amounts are owed to the Company by the Trust pursuant to the Split Dollar Agreement.

4.	Mutual Release. Subject to the performance of their respective obligations hereunder and except for the respective rights and obligations of the parties in the Pending Lawsuit described herein, the Company, Employee and Trust, and their respective officers, directors, managers, employees, affiliates, subsidiaries, representatives, beneficiaries, heirs and assigns, hereby release and forever discharge one another from any and all claims, demands, damages, actions, causes of action, suit, suits, debts, sums of money, accounts, covenants, contracts, controversies, agreements, promises, including interest, costs and attorney’s fees, of any kind or nature, whatsoever, in law or in equity that have or may have occurred as a result of or in connection with the Split Dollar Agreement.

5.	Pending Lawsuit. The Company and the Trust as Plaintiffs have initiated the filing of a lawsuit requesting damages against Security Life of Denver Ins. Co., ING America Equities, Inc., Multi-Financial Securities Corp., Charles Bigbie and Joe Jordan, as Defendants, in the District Court in and for Tulsa County, State of Oklahoma, Case No: CJ 2006-1616 (the “Pending Lawsuit”). The prosecution of the Pending Lawsuit will survive the termination of the Split Dollar Agreement; therefore, the Trust and the Company agree as follows:
a.	All expenses incurred to prosecute the Pending Lawsuit pursuant to that Contingent Fee Letter Agreement between the Company, Trust and George A. Barton, P.C. will be paid by the Company as they become due.

b.	The Company and the Trust each agree that they will endeavor to use their reasonable best efforts to provide such assistance to George A. Barton, P.C. necessary to allow it to prosecute the Pending Lawsuit.

c.	Any monetary award to the Company and/or the Trust shall be allocated to the Company and the Trust as follows:
i.	First, to reimburse the Company for the advance of any expenses pursuant to (a) above plus interest at the rate of seven percent (7%) per annum. In the event the monetary award is not sufficient to reimburse the Company as provided herein, the Trust will have no obligation to pay the Company any portion of such amounts not reimbursed.

ii.	The amount remaining, if any, after the payment pursuant to (i) above, shall be split equally between the Trust and the Company.

d.	The Company shall have the right to terminate its participation in the Pending Lawsuit at any time. The Company shall have no further obligations under this Paragraph 5 as of the date of its termination of participation. The Company’s interest in a monetary award shall be limited to a reimbursement of expenses as described in Paragraph 5(c)(i) above incurred as of the date of its termination of participation.
6.	Choice of Law: Severability. This Agreement shall be governed, interpreted, construed and enforced pursuant to the laws of the State of Oklahoma, regardless of that State’s choice of law rules. It is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provisions contained herein be held unenforceable by a court of competent jurisdiction or arbitrator (pursuant to Paragraph 8), the parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

7.	Title and Headings: Construction. Titles and headings to Paragraphs hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof.

8.	Arbitration. Any dispute or other controversy (hereafter a “Dispute”) arising under or in connection with this Agreement, whether in contract, in tort, statutory or otherwise, shall be finally and solely resolved by binding arbitration in Tulsa County, Oklahoma, administered by the American Arbitration Association (the “AAA”) in accordance with the rules of the AAA applicable to the resolution of employment disputes, this Paragraph 8 and, to the maximum extent applicable, the Federal Arbitration Act. Such arbitration shall be conducted by a single arbitrator (the “Arbitrator”). If the parties cannot agree on the choice of an Arbitrator within 30 days after the Dispute has been filed by any party with the AAA, then the Arbitrator shall be selected pursuant to the applicable rules of the AAA. The Arbitrator may proceed to an award notwithstanding the failure of any party to participate in such proceedings. The costs of the arbitration shall be borne equally by the parties unless otherwise determined by the Arbitrator in his discretion.

To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within 180 days of the filing of the Dispute with the AAA. The Arbitrator shall be empowered to impose sanctions and to take such other actions as the Arbitrator deems necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential except for disclosure of information required by applicable law which cannot be waived.

The award of the Arbitrator shall be (a) the sole and exclusive remedy of the parties, and (b) final and binding on the parties hereto except for any appeals provided by the Federal Arbitration Act. Only the district courts of Oklahoma shall have jurisdiction to enter a judgment upon any award rendered by the Arbitrator, and the parties hereby consent to the personal jurisdiction of such courts and waive any objection that such form is inconvenient. This Paragraph 8 shall not preclude the parties at any time from agreeing to pursue non-binding mediation of the Dispute prior to arbitration hereunder.

9.	Entire Agreement: Amendment and Termination. This Agreement contains the entire agreement of the parties with respect to the termination of the Split Dollar Agreement between the Company, Employee and Trust. This Agreement may be amended, waived or terminated only by a written instrument that is identified as an amendment or termination hereto and that is executed by all parties hereto.

10.	Survival of Certain Provisions. Wherever appropriate to the nature of the term and intention of the parties, the respective rights and obligations of the parties hereunder shall survive any termination or expiration of this Agreement.

11.	No Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by another party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provision or condition at the same or subsequent time. The failure of a party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach continues.

12.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, Employee and the Trust, and their respective officers, directors, managers, employees, affiliates, subsidiaries, representatives, beneficiaries, heirs and assigns.

13.	Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) on the first business day after it is sent by air express overnight courier service, or (c) on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, to the following address, as applicable:

a.	If to the Company, addressed to:
Parker Drilling Company
Attn: Secretary
1401 Enclave Parkway Suite 600
Houston, TX 77077
b.	If to the Trust, addressed to:
Thomas M. Junk, Trustee
Robert L. Parker, Sr. and
Catherine M. Parker Family Trust
2021 South Lewis, Suite 600
Tulsa, Oklahoma 74104;
c.	If to Employee:
Robert L. Parker, Sr.
2021 South Lewis, Suite 600
Tulsa, Oklahoma 74104
or to such other address as either party may have furnished to the other parties in writing in accordance with this Paragraph 13.
14.	Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.
          IN WITNESS WHEREOF, the Company, Employee, and Trust have executed this Agreement, to be effective as of the Effective Date.

Parker Drilling Company:		Robert L. Parker

By:	/s/ David C. Mannon	/s/ Robert L. Parker

David C. Mannon, Senior Vice President and Chief Operating Officer
Robert L. Parker, Sr. and Catherine M. Parker Family Trust, dated July 23, 1993:

		By:	/s/ Thomas M. Junk

Thomas M. Junk, Trustee